SCHEDULE 14A

                                 (RULE 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ]   Preliminary Proxy Statement
[x]   Definitive proxy statement
[ ]   Definitive additional materials
[ ]   Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                          ROCHESTER MEDICAL CORPORATION
                          -----------------------------
                (Name of Registrant as Specified In Its Charter)

                            -------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]   $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
      Items 22(a)(2) of Schedule A.
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      (1)   Title of each class of securities to which transaction applies:


      (2)   Aggregate number of securities to which transactions applies:


      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (Set forth the amount on which the filing fee is calculated and state how it was determined.)


      (4)   Proposed maximum aggregate value of transaction:


      (5)   Total fee paid:

[ ]   Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify o the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1)   Amount Previously Paid:


      (2)   Form, Schedule or Registration Statement No.:


      (3)   Filing Party:


      (4)   Date Filed:

                          ROCHESTER MEDICAL CORPORATION
                           ONE ROCHESTER MEDICAL DRIVE
                          STEWARTVILLE, MINNESOTA 55976
                            TELEPHONE (507) 533-9600


                               ------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD FEBRUARY 4, 1999

                               ------------------


     The Annual Meeting of Shareholders of Rochester Medical Corporation (the "Company") will be held Thursday, February 4, 1999, at 3:30 o'clock p.m. (Central Standard Time) in Salon G, Minneapolis Hilton and Towers Hotel, 1001 Marquette Avenue, Minneapolis, Minnesota 55403 to consider and take action upon the following matters:


     1. To elect seven directors to serve until the next Annual Meeting of Shareholders.

     2. To ratify the amendment to the Company's 1991 Stock Option Plan increasing to 1,000,000 the number of shares reserved for issuance thereunder.

     3. To consider and vote upon a proposal to ratify the selection of Ernst & Young LLP as independent public accountants of the Company for the fiscal year ending September 30, 1999.

     4. To act upon any other business that may properly come before the meeting and any adjournment thereof.

     The Board of Directors has fixed the close of business on December 15, 1998, as the record date for the determination of the shareholders entitled to vote at the meeting or any adjournment thereof.

                                         BY ORDER OF THE BOARD OF DIRECTORS


                                         /s/ Anthony J. Conway


                                         Anthony J. Conway
                                         PRESIDENT AND SECRETARY

Dated: December 17, 1998



YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING. HOWEVER, WHETHER OR NOT YOU PLAN TO BE PERSONALLY PRESENT AT THE MEETING, PLEASE MARK, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. IF YOU LATER DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AT ANY TIME BEFORE IT IS EXERCISED.

                          ROCHESTER MEDICAL CORPORATION
                           ONE ROCHESTER MEDICAL DRIVE
                          STEWARTVILLE, MINNESOTA 55976
                            TELEPHONE (507) 533-9600



                               ------------------

                                 PROXY STATEMENT
                       FOR ANNUAL MEETING OF SHAREHOLDERS
                                FEBRUARY 4, 1999

                               ------------------



                     SOLICITATION AND REVOCABILITY OF PROXY

     This Proxy Statement is furnished to the shareholders of Rochester Medical Corporation (the "Company"), in connection with the solicitation by the Company's Board of Directors of the enclosed proxy for use at the 1998 Annual Meeting of Shareholders of the Company to be held on February 4, 1999, at 3:30 o'clock p.m. (Central Standard Time) in Salon G, Minneapolis Hilton and Towers Hotel, 1001 Marquette Avenue, Minneapolis, Minnesota 55403, or at any adjournment(s) thereof (the "1999 Annual Meeting") for the purposes set forth in the Notice of Annual Meeting of Shareholders. The persons named as proxies in the enclosed form of proxy will vote the Common Stock according with instructions given therein or, if no instruction is given, then according to their judgment. A person giving a proxy may revoke it before it is exercised by delivering to the Secretary of the Company a written notice terminating the proxy's authority or by duly executing a proxy bearing a later date. A shareholder who attends the meeting need not revoke his or her proxy and vote in person unless he or she wishes to do so.

     The Company will pay expenses for solicitation of proxies. Proxies are being solicited primarily by mail, but, in addition, directors, officers and regular employees of the Company may solicit proxies personally, by telephone or by special letter.

     So far as the management of the Company is aware, only matters described in this Proxy Statement will be acted upon at the meeting. If another matter requiring a vote of shareholders properly comes before the meeting, the persons named as proxies in the enclosed proxy form will vote on such matter according to their judgment.

     A copy of the Company's Annual Report on Form 10-K, including financial statements, for the fiscal year ended September 30, 1998, is being furnished to each shareholder with this Proxy Statement.

     The principal executive offices of the Company are located at One Rochester Medical Drive, Stewartville, Minnesota 55976. The approximate mailing date of this Proxy Statement and the accompanying form of proxy is December 17, 1998.

                      RECORD DATE AND VOTING OF SECURITIES


     The Common Stock of the Company without par value is the only authorized voting security of the Company. Only holders of the Company's Common Stock whose names appear of record on the Company's books on December 15, 1998, are entitled to receive notice of, and to vote at, the 1999 Annual Meeting. At the close of business on December 15, 1998, a total of 5,334,500 shares of Common Stock were outstanding, each entitled to one vote. Holders of Common Stock do not have cumulative voting rights.



                        PROPOSAL 1: ELECTION OF DIRECTORS

NOMINEES

     The Company's By-Laws provide that the Shareholders or the Board of Directors may set the number of directors to constitute the Company's Board of Directors. The Board of Directors has determined to set the number of directors at seven. Each director is elected at the Annual Meeting of Shareholders to hold office until the Annual Meeting of Shareholders next held after his or her election.

     It is intended that the persons named as proxies in the enclosed form of proxy will vote the proxies received by them for the election as directors of the nominees named in the table below except as specifically directed otherwise. Each nominee has indicated a willingness to serve, but in case any nominee is not a candidate at the meeting, for reasons not now known to the Company, the proxies named in the enclosed form of proxy may vote for a substitute nominee in their discretion. Information regarding these nominees is set forth in the table below.

                               DIRECTOR
NAME                    AGE      SINCE                    POSITION
--------------------    ---    --------   --------------------------------------

Anthony J. Conway       54       1988     Chairman of the Board, Chief Executive
                                           Officer, President, and Secretary

Philip J. Conway        42       1988     Director, Vice President, Operations

Richard D. Fryar        51       1988     Director, Vice President, Research
                                           and Development

Brian J. Wierzbinski    40       1998     Director, Chief Financial Officer and
                                           Treasurer

Darnell L. Boehm        50       1995     Director

Peter R. Conway         44       1988     Director

Roger W. Schnobrich     68       1995     Director


     ANTHONY J. CONWAY, a founder of the Company, has served as Chairman of the Board, Chief Executive Officer, President, and Secretary of the Company since May 1988, and was its Treasurer until September 1997. In addition to his duties as Chief Executive Officer, Mr. Anthony Conway actively contributes to the Company's research and development and design activities. From 1979 to March 1988, he was President, Secretary and Treasurer of Arcon Corporation ("Arcon"), a company that he co-founded in 1979 to develop, manufacture and sell latex-based male external catheters and related medical devices. Prior to founding Arcon, Mr. Anthony Conway worked for twelve years for International Business Machines Corporation ("IBM") in various research and development capacities. Mr. Anthony

Conway is one of the named inventors on numerous patent applications that have been assigned to the Company, of which to date 14 have resulted in issued United States patents.

     PHILIP J. CONWAY, a founder of the Company has served as Director and as Vice President of Operations of the Company since May 1988. Mr. Philip Conway is responsible for overseeing plant design and operation, and is also active in the Company's research and development and design activities. From 1979 to March 1988, Mr. Philip Conway served as Plant and Production Manager of Arcon, a company that he co-founded. Prior to joining Arcon, Mr. Philip Conway was employed in a production supervisory capacity by AFC Corp., a manufacturer and fabricator of fiberglass, plastics and other composite materials. He is one of the named inventors on numerous patent applications that have been assigned to the Company, of which to date 14 have resulted in issued United States patents.


     RICHARD D. FRYAR, a founder of the Company, has served as a Director and as Vice President of Research and Development of the Company since May 1988. Mr. Fryar is responsible for overseeing the Company's research and development and regulatory affairs activities. From 1984 to March 1988, Mr. Fryar was employed by Arcon, a company that he co-founded, in research and development capacities. From 1969 to 1984, he was employed by IBM in various research and development capacities. He is one of the named inventors on numerous patent applications that have been assigned to the Company, of which to date 14 have resulted in issued United States patents.


     BRIAN J. WIERZBINSKI has served as the Company's Chief Financial Officer since February 1996, as its Treasurer since September 1997, and as a Director since February 1998. Mr. Wierzbinski has principal responsibility for management of the Company's financial and administrative affairs. From 1986 until joining the Company in 1996, Mr. Wierzbinski was employed in various financial and financial management capacities by Ecolab, Inc., most recently as Asia Pacific Vice President, planning and control. Prior to joining Ecolab, Mr. Wierzbinski was employed for six years in various audit and audit management capacities by KPMG Peat Marwick. Mr. Wierzbinski is a certified public accountant.

     DARNELL L. BOEHM has served as a Director of the Company since October 1995. Since 1986, Mr. Boehm has served as a Director and the Chief Financial Officer and Secretary of Aetrium, Inc., a manufacturer of electromechanical equipment for handling and testing semiconductor devices. From October 1988 to March 1993, Mr. Boehm served as the Acting President of Genesis Labs, Inc., a manufacturer of medical diagnostic products. He is also the principal of Darnell
L. Boehm & Associates, a management consulting firm.

     PETER R. CONWAY has served as a Director of the Company since May 1988. He is a Director and the Chairman and Chief Executive Officer of Halcon Corporation, a manufacturer of quality custom office furniture of which he was a co-founder in 1978. From 1979 to 1985 Mr. Peter Conway served as a director of Arcon.

     ROGER W. SCHNOBRICH has served as a director of the Company since October 1995. Mr. Schnobrich has been a partner with the law firm of Hinshaw & Culbertson since 1997. Prior to joining Hinshaw & Culbertson, Mr. Schnobrich was a partner in the law firm of Popham, Haik, Schnobrich and Kaufman Ltd. for more than five years. Mr. Schnobrich serves as a director of Developed Technology Resource Inc., a company that invests in business, technology and infrastructure in the former Soviet Union.

     Messrs. Anthony J. Conway, Philip J. Conway and Peter R. Conway are brothers.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE NOMINEES NAMED ABOVE AS DIRECTORS OF THE COMPANY FOR THE ENSUING YEAR.

BOARD MEETINGS

     During the fiscal year ended September 30, 1998, the Board of Directors met on 4 occasions and adopted resolutions by unanimous written consent on 5 additional occasions.

COMMITTEES

     The Board of Directors has established a Compensation Committee and an Audit Committee. The Audit Committee has oversight of the independent audit process for the Company's internally prepared financial statements, and is charged with reviewing any potential conflicts of interest. The Compensation Committee has power and authority to recommend compensation for the Company's executive officers. Messrs. Boehm and Schnobrich are members of each committee. Mr. Anthony J. Conway also serves ex officio as a member of each committee. The Audit Committee met once and the Compensation Committee met on three occasions during the fiscal year ended September 30, 1998.

ATTENDANCE AT BOARD AND COMMITTEE MEETINGS

     No director of the Company attended fewer than 75% of all board and committee meetings.

NOMINATING PROCEDURES

     Candidates for election to the Board of Directors of the Company are chosen by the Board after taking into consideration the recommendations of the Company's executive officers, the Company's investment bankers and the Company's shareholders.

     Shareholders wishing to submit recommendations for nomination should send them in writing to the attention of the Company's Chairman at the Company's principal executive office within sixty days after the end of the Company's fiscal year.

COMPENSATION OF DIRECTORS

     No director who is also an employee of the Company receives any separate compensation for services as a director. Non-employee directors currently receive reimbursement of out-of-pocket expenses incurred with respect to their duties as board or committee members.

     Non-employee directors also each receive an automatic grant of options to purchase 1,000 shares of the Company's common stock under the Company's 1991 Stock Option Plan (the "1991 Stock Option Plan"). Under the 1991 Stock Option Plan, each director who is elected or reelected and who is not an employee of the Company is entitled to an Automatic Grant of a non-qualified option for 1,000 shares of Common Stock ("Automatic Grant"). Each Automatic Grant has the following terms: (1) the exercise price is equal to the fair market value (as defined in the 1991 Stock Option Plan) of the Common Stock on the date of grant;
(2) the exercise price is payable upon exercise in cash or in Common Stock held at least six months, (3) the term of the option is 10 years, (4) the option is immediately exercisable and (5) the option expires if not exercised within twelve months (i) after the optionee ceases to serve as a Director or (ii) following the optionee's death.

     Messrs. Darnell Boehm, Roger W. Schnobrich and Peter R. Conway are the only non-employee Directors of the Company and therefore the only Directors eligible to receive the compensation described above. Messrs. Boehm and Schnobrich were initially elected to the board in October 1995, and each then received an initial stock grant of 500 shares having a fair market value of $16.00 per share. In February 1996, Messrs. Boehm, Peter Conway and Schnobrich each were also granted an option to purchase 20,000 shares of the Company's Common Stock at the exercise price of $13.00 per share. Each such option vests and becomes exercisable in an initial increment of 5,000 shares on March 31, 1996, and thereafter in incremental amounts of 1,250 shares at the end of each succeeding calendar quarter during which the Optionee continues to be a director of the Company, commencing with the vesting date of June 30, 1996, until fully vested and exercisable on March 31, 1999. Each such option is exercisable for such vested increments at any time, or from time to time, until the earliest of (i) twelve months after the director ceases to be a director whether by resignation or failure to be re-elected as a director of the Company, (ii) 12 months after his death or (iii) 5:00 o'clock p.m. CST on September 30, 2006.

EXECUTIVE OFFICERS

     In addition to its executive officers who are also directors of the Company, the Company employs the following executive officer:

          NAME              AGE                 POSITION
          ---------------   ---   -----------------------------------

          Randy C. Dennis   45    Vice President, Marketing and Sales

     RANDY C. DENNIS has served as the Company's Vice President of Marketing and Sales since July 1998, with principal responsibility for management of the Company's marketing and sales activities. From 1989 until joining the Company in 1998, Mr. Dennis was employed by Lake Region Manufacturing, Inc., a medical device manufacturer, most recently as Vice President of Marketing and Sales. From 1979 to 1989, he was employed in various marketing and sales capacities with, respectively, Medtronic Inc., Mallinckrodt, Inc., and Penwalt Corporation.

     The Company's executive officers are employed pursuant to annually renewing employment agreements which continue until terminated by either the Company or the employee. Under each respective agreement, employment continues unless terminated by the employee or by the Company. Each such agreement contains confidentiality and assignment of invention provisions benefiting the Company, and the employment agreements with Messrs. Conways and Fryar also contain non-competition provisions benefiting the Company. The Company currently has no separate retirement, pension, profit sharing, or insurance plans for its officers. The Company may in the future adopt such plans and may also adopt a compensation plan substantially increasing officers' salaries based upon performance of the Company.

CHANGE IN CONTROL AGREEMENTS

     On December 1, 1998, the Compensation Committee of the Board authorized change in control agreements with Philip J. Conway, Vice President of Operations, Richard D. Fryar, Vice President of Research and Development, Brian
J. Wierzbinski, Chief Financial Officer and Treasurer, and Randy C. Dennis, Vice President of Sales and Marketing. The Compensation Committee and the Board believe that the arrangements are appropriate to reinforce and encourage the continued attention and dedication of members of the Company's management to their assigned duties without distraction if a change in control of the Company is proposed. The Compensation Committee and the Board believe that it is important, should the Company or its shareholders receive a proposal for transfer of control of the Company, that management be able to assess and advise the Board whether such proposal would be in the best interests of the Company and its shareholders and to take such other actions regarding such proposal as the Board might determine to be appropriate, without being influenced by the uncertainties of mangement's own personal situation.

     The change in control agreements, which are substantially the same for each individual, provide that each employee agrees to continue employment with the Company following a Change in Control (as defined), unless such employment is terminated because of death, disability or by the employee for

Good Reason (as defined). If a Change in Control occurs and the individual remains employed by the Company for twelve months following such Change in Control, then the individual will be entitled to receive a payment equal to 2.5 times such individual's earned compensation (salary plus cash bonuses) during the 12 month period. If an individual's employment is terminated within twelve months following a Change in Control by the Company without Cause (as defined) or by the individual for Good Reason, then the individual will be entitled to receive a payment equal to 2.5 times such individual's earned compensation during the one year period prior to the date of the Change in Control. In either case, payments to an individual are subject to excess payment limitations, such that the amounts payable under such individual's agreement shall be reduced until no portion of the total payments by the Company to such individual as a result of the change in control (including the value of accelerated vesting of stock options) will not be deductible solely as a result of Section 280G of the Internal Revenue Code of 1986, as amended. The agreement for Mr. Dennis is also subject to a maximum payment limitation of $500,000.


                                   MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of December 4, 1998, certain information with respect to the beneficial ownership of the Common Stock of the Company by
(i) each person who, to the knowledge of the Company, owned beneficially more than five percent of such stock, (ii) each director, (iii) each executive officer named in the "Summary Compensation Table" below and (iv) all directors and executive officers as a group. Unless otherwise noted, shares are subject to the sole voting and investment power of the indicated person.

NAME AND ADDRESS                      AMOUNT AND NATURE
OF BENEFICIAL OWNER              OF BENEFICIAL OWNERSHIP(1)     PERCENT OF CLASS
-------------------              --------------------------     ----------------

  Anthony J. Conway(2)(3)(4)                439,400                   8.24%
  Philip J. Conway(2)(3)(5)                 249,700                   4.69%
  Richard D. Fryar(2)(6)                    183,000                   3.44%
  Peter R. Conway(3)(7)                      96,700                   1.81%
  Brian J. Wierzbinski(8)                    49,500                    *
  Roger W. Schnobrich(9)                     33,000                    *
  Darnell L. Boehm(10)                       31,600                    *
  Randy C. Dennis(2)                              0                    *
  Zeisiger Capital(11)                      427,700                   8.04%
  Woodland Partners LLC(12)                 342,600                   6.44%
  All Officers and Directors
   as a group (9 persons)(13)             1,083,200                  19.83%

---------------------
* Less than 1%

(1) Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission, and includes general voting power and/or investment power with respect to securities. Shares of Common Stock subject to options or warrants currently exercisable or exercisable within 60 days of December 16, 1998, are deemed to be outstanding for the purpose of computing the percentage of the person holding such options or warrants, but are not deemed outstanding for computing the percentage of any other person.

(2) The address of each executive officer of the Company is One Rochester Medical Drive Stewartville, Minnesota 55976.

(3) Messrs. Anthony J. Conway, Peter R. Conway and Philip J. Conway are brothers.

(4) Includes 11,250 shares issuable upon exercise of currently exercisable options at prices ranging from of $15.38 to $17.25 per share.

(5) Includes 8,500 shares issuable upon exercise of currently exercisable options at prices ranging from $15.38 to $17.25 per share. Also includes 1,000 shares held in an IRA for the benefit of Mr. Philip J. Conway, and 1,000 shares held in an IRA for the benefit of his wife, as to which he disclaims beneficial ownership.

(6) Includes 8,500 shares issuable upon exercise of currently exercisable options at prices ranging from $15.38 to $17.25 per share.

(7) Includes 23,500 shares issuable upon exercise of currently exercisable options at prices ranging from $8.25 to $20.00 per share. Mr. Peter R. Conway's address is 501 Old Territorial Road, Chatfield, Minnesota 55923.

(8) Includes 48,500 shares issuable upon exercise of currently exercisable options at prices ranging from $14.375 to $17.25 per share.

(9) Includes 20,500 issuable upon exercise of currently exercisable options at prices ranging from $13.00 to $20.00 per share. Includes also 12,000 shares held in an IRA for the benefit of Mr. Schnobrich. Mr. Schnobrich's address is 3300 Piper Jaffray Tower, Minneapolis, Minnesota 55402.


(10) Includes 20,500 shares issuable upon exercise of currently exercisable options at prices ranging from $13.00 to $20.00 per share. Includes also 2,100 shares held for the benefit of a minor child. Mr. Boehm's address is 19330 Bardsley Place, Monument, Colorado 80132.


(11) Zeisiger Capital's address is 320 Park Ave., New York, N.Y. 10222.

(12) Woodland Partners LLC's address is 60 South Sixth Street, Suite 3750, Minneapolis, MN 55402.

(13) Includes the total of 142,250 options exercisable at the times and for the prices described in footnotes (4) through (10) inclusive.

                 EXECUTIVE COMPENSATION AND RELATED INFORMATION

     Executive compensation is determined by the Board of Directors based on the recommendations of the Compensation Committee, which is composed entirely of independent, outside directors. The following information sets forth the compensation paid by the Company for services rendered during the three (3) fiscal years ended September 30, 1998, for the Company's Chief Executive Officer and for each of the other four (4) most highly compensated executive officers.


                           SUMMARY COMPENSATION TABLE

                                                              ANNUAL COMPENSATION
                                                       --------------------------------
                                                       OTHER ANNUAL      SECURITIES
                                FISCAL                 COMPENSATION      UNDERLYING         ALL OTHER
NAME AND PRINCIPAL POSITION      YEAR      SALARY        BONUS(1)      OPTIONS/SAR'S(#)    COMPENSATION
---------------------------     ------    --------     ------------    ----------------    ------------
Anthony J. Conway                1998     $128,600       $33,500           15,000               --
 Chief Executive Officer         1997      118,600        29,200           15,000               --
 and President                   1996       90,000            --               --               --

Philip J. Conway                 1998     $103,600       $24,000           10,000               --
 Vice President of               1997       95,200        23,400           12,000               --
 Operations                      1996       79,700            --               --               --

Richard D. Fryar                 1998     $103,600       $24,000           10,000               --
 Vice President of Research      1997     $ 95,200        22,300           12,000               --
 and Development                 1996       79,700            --               --               --

Brian J. Wierzbinski             1998     $117,200       $27,250           10,000               --
 Chief Financial Officer         1997     $106,800        26,300           12,000               --
 and Treasurer                   1996       63,500(2)         --           80,000          $57,300(3)

Randy C. Dennis                  1998     $ 26,442(4)    $43,125(5)        80,000          $55,000(6)
 Vice President of               1997           --            --               --               --
 Sales and Marketing             1996           --            --               --

--------------------
(1) Annual bonus amounts are earned and accrued during the fiscal years indicated, and paid subsequent to the end of the fiscal year.

(2)  Mr. Wierzbinski joined the Company in February, 1996.

(3)  Includes relocation benefits.

(4) Mr. Dennis Joined the Company in July 1998. His present annual salary is $125,000.

(5)  Includes annual and signing bonus.

(6) Includes relocation benefits, $15,000 of which is accrued but unpaid as of fiscal year end.

             LONG TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR

     Stock options granted to the Company's executive officers during the fiscal year ended September 30, 1998, are shown in the following table of Option Grants. The Company has never awarded any Stock Appreciation Rights.


                                  OPTION GRANTS

                                                                                             POTENTIAL
                                                                                            REALIZABLE
                                                                                             VALUE AT
                                 INDIVIDUAL GRANTEE                                       ASSUMED ANNUAL
-------------------------------------------------------------------------------------     RATES OF STOCK
                                           PERCENT OF TOTAL                              PRICE APPRECIATION
                               OPTIONS    OPTIONS GRANTED TO    EXERCISE                 FOR OPTION TERM(1)
                               GRANTED        EMPLOYEES          PRICE     EXPIRATION  ----------------------
NAME                            (#)         IN FISCAL YEAR     ($/SH)(2)     DATE(3)       5%          10%
----------------------        --------    ------------------   ---------   ----------  --------    ----------
  Anthony J. Conway           15,000(3)          6.7%            15.375     12/31/07   $145,039    $  367,557

  Philip J. Conway            10,000(3)          4.5%            15.375     12/31/07   $ 96,693    $  245,038

  Randy C. Dennis             80,000(4)         35.9%            14.500     12/31/07   $729,518    $1,848,741

  Richard D. Fryar            10,000(3)          4.5%            15.375     12/31/07   $ 96,693    $  245,038

  Brian J. Wierzbinski        10,000(3)          4.5%            15.375     12/31/07   $ 96,693    $  245,038

------------------
(1) Potential realizable value is based on an assumption that the market price of the stock appreciates at the stated rate, compounded annually, from the date of grant until the end of the ten year option term. These values are calculated based on regulations promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price appreciation. There is no assurance that the actual stock price appreciation over the ten year option term will be at the assumed 5% or 10% levels, or at any other defined level.

(2) The exercise price of each option is equal to the market value of the Common Stock on the date of grant. The exercise price is payable in cash, or, at the discretion of the Stock Option Committee, in Common Stock of the Company already owned by the optionee or by promissory note acceptable to the Company.

(3) The option vests and becomes exercisable for the option shares in four equal, successive annual installments, the first vesting on February 4, 1999. The option is subject to earlier termination in the event of optionee's cessation of service with the Company.

(4) The option vests and becomes exercisable for the option shares in four equal, successive annual installments, the first vesting on July 6, 1999. The option is subject to earlier termination in the event of optionee's cessation of service with the Company.

                      OPTIONS EXERCISED DURING FISCAL YEAR
                        AND FISCAL YEAR END OPTION VALUES
                     (Fiscal year ended September 30, 1998)

     The value of unexercised stock options held by the Company's executive officers at fiscal year end is set forth in the following table. No stock options were exercised by any of the Company's executive officers during the past fiscal year.

                                                                                               VALUE OF
                                                                 NUMBER OF                   UNEXERCISED
                                                                UNEXERCISED                  IN-THE-MONEY
                                                                OPTIONS AT                    OPTIONS AT
                                   SHARES      VALUE         SEPTEMBER 30, 1998          SEPTEMBER 30, 1998(1)
                                  ACQUIRED    REALIZED  ---------------------------   ---------------------------
NAME AND PRINCIPAL POSITION     ON EXERCISE     $(2)    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
---------------------------     -----------   --------  -----------   -------------   -----------   -------------
Anthony J. Conway                    0            0         3,750       26,250(3)          $0            $0
 Chief Executive Officer
 and President

Philip J. Conway                     0            0         3,000       19,000(4)          $0            $0
 Vice President,
 Operations

Richard D. Fryar                     0            0         3,000       19,000(4)          $0            $0
 Vice President, Research
 and Development

Brian J. Wierzbinski                 0            0        43,000       59,000(5)          $0            $0
 Chief Financial Officer
 and Treasurer

Randy C. Dennis                      0            0             0       80,000(6)          $0            $0
 Vice President
 Marketing and Sales

------------------
(1) An in-the-money option is an option which has an exercise price for the Common Stock which is lower than the fair market value of the Common Stock on a specified date. The fair market value of the Company's Common Stock at September 30, 1998 was $10.25 per share.

(2) Value realized is based on the fair market value of the Company's Common Stock on the date of exercise minus the exercise price and does not necessarily indicate that the optionee sold such stock.

(3) 15,000 granted February 14, 1997, and 15,000 granted February 4, 1998, under the Company's 1991 Stock Option Plan; exercisable at $17.25 per share and 15.38 per share respectively.

(4) 12,000 granted February 14, 1997, and 10,000 granted February 4, 1998, under the Company's 1991 Stock Option Plan; exercisable at $17.25 per share and 15.38 per share respectively.

(5) 80,000 granted February 1, 1996, 12,000 granted February 14, 1997, and 10,000 granted February 4, 1998, under the Company's 1991 Stock Option Plan; exercisable at $14.38, $17.25 per share and 15.38 per share respectively.

(6) Granted July 6, 1998, under the Company's 1991 Stock Option Plan; exercisable at $14.50 per share.

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Company's Compensation Committee (the "Committee") was established in 1995 and is composed entirely of independent, outside members of the Company's Board of Directors. The Committee reviews and approves each of the elements of the executive compensation program and assesses the effectiveness and competitiveness of the overall program.

     Rochester Medical's executive compensation program is designed to accomplish several goals, including:

     1.   To attract, retain, and motivate employees of outstanding ability.

     2. To link changes in employee compensation to individual and corporate performance.

     3. To align the interests of management with the interests of the Company's shareholders.

KEY PROVISIONS OF THE EXECUTIVE COMPENSATION PROGRAM

     The Company's executive compensation plan consists of three components: base salary, annual incentive bonus, and long-term incentive in the form of stock options. The Company has established a strong link between pay and performance by emphasizing variable components of the plan, that is, annual incentive bonus and stock options.

BASE SALARY

     The Committee determines base salaries for executive officers on the basis of a number of factors, including an assessment of competitive compensation levels for similar-size manufacturing companies performed by an independent consulting firm, the Company's financial condition, any changes in job responsibilities, and the performance of each executive. Executive officer base salaries generally are set to correspond to the midrange of comparable competitive compensation data.

ANNUAL INCENTIVE BONUS

     Executive officers are eligible to receive annual incentive compensation equivalent to a specified percentage of their salaries under the Company's bonus plan. The Company establishes bonus payout targets that are designed to bring the level of total annual cash compensation (base salary plus annual incentive bonus) within the midrange for comparable positions at similar-size manufacturing companies. Performance for fiscal 1998 was measured at the corporate and individual level. The total potential bonus for each executive was broken down into several factors as appropriate for that executive's area of responsibility. Each factor was then weighted with emphasis placed on achievement of corporate milestone objectives. These factors, and the relative weight given to each factor, vary with each executive officer in the Committee's sole discretion. For each factor, the Committee establishes a threshold, target and maximum achievement level. No bonus is paid for performance below threshold levels. Bonuses for threshold performance are paid at 50% of the targeted levels. Maximum bonuses for superior performance are paid at 150% of targeted levels for all executive officers. The total bonus paid each executive is thus a weighted average of each factor, adjusted for performance against a defined target for that factor.

LONG-TERM INCENTIVE (STOCK OPTIONS)

     Generally, the Company awards stock options to executive officers on an annual basis. Each grant is designed to align the interests of executive officer with those of the shareholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. Awards to specific employees, including the Chief Executive Officer, are made on the basis of each employee's job responsibilities and recommendations of the executive officers of the Company concerning the individual's contributions (both historical and potential) to the success of the Company, without regard to prior awards of stock option grants.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

     Mr. Conway is a founder of the Company and has served as its Chief Executive Officer and Chairman of the Board since its incorporation in 1988. Mr. Conway's base salary and annual incentive bonus are set by the Committee using the same policies and criteria used for other executive officers. In setting Mr. Conway's salary for fiscal 1998, the Committee considered competitive information for similar sized manufacturing companies provided by an independent compensation consultant and the Company's financial performance. Mr. Conway is currently paid a base salary and bonus, which has been set by the Committee in the midrange of comparable competitive compensation data. As a result of the comparison of the Company's performance with its targeted performance in fiscal 1998, Mr. Conway received a bonus equal to 92% of target bonus level.

TAX LIMITATION

     As a result of federal tax legislation enacted in 1993, a publicly-held company such as the Company will not be allowed a federal income tax deduction for compensation paid to certain executive officers, to the extent that compensation exceeds $1 million per officer in any year. It is not expected that the compensation to be paid to the Company's executive officers for the 1999 fiscal year will exceed the $1 million limit per officer. Compensation which qualifies as performance-based compensation will not have to be taken into account for purposes of this limitation. The Company believes the total compensation granted to its executives, including options, is less than the $1 million limit per officer and that, in any case, stock options granted to its executives qualify for the performance-based exception to the deduction limit. However, there can be no assurance that the options will so qualify. In addition, future amendments to the Company's Option Plan may be necessary to preserve such qualification in the future.

     The cash compensation paid to the Company's executive officers for the fiscal 1998 year did not exceed the $1 million dollar limit per officer, nor is the cash compensation to be paid to the Company's executive officers for the 1999 fiscal year expected to reach that level. Because it is very unlikely that the cash compensation payable to any of the Company's executive officers in the foreseeable future will approach the $1 million dollar limitation, the Compensation Committee has decided not to take action at this time to limit or restructure the elements of cash compensation payable to the Company's executive officers. The Compensation Committee will reconsider this decision should the individual compensation of any executive officer ever approach the $1 million dollar level.

                                         SUBMITTED BY THE
                                         COMPENSATION COMMITTEE OF THE
                                         BOARD OF DIRECTORS
                                         -- Roger W. Schnobrich
                                         -- Darnell L. Boehm


STOCK PERFORMANCE GRAPH

     The following graph compares the yearly percentage changes in the cumulative total shareholder return on the Company's Common Stock with the cumulative total return on the NASDAQ Market Value Index and the Media General Financial Services Medical Instruments and Supplies Index ("MG Index") during the five fiscal years ended September 30, 1998. The comparison assumes $100 was invested on September 30, 1993 in the Company's Common Stock and in each of the foregoing indices and assumes reinvestment of dividends.


                              [PLOT POINTS CHART]

                     COMPARISON OF 5-YEAR CUMULATIVE RETURN

                          ROCHESTER                       NASDAQ
                           MEDICAL        MG GROUP        MARKET
                            CORP.          INDEX           INDEX
                            -----          -----           -----

               1993        $100           $100           $100
               1994         116.13         118.39         100.83
               1995         200.00         171.08         139.28
               1996         214.52         213.60         165.24
               1997         216.13         240.83         226.81
               1998         132.26         251.48         231.84

                      ASSUMES $100 INVESTED ON OCT. 01, 1993
                           ASSUMES DIVIDEND REINVESTED
                        FISCAL YEAR ENDING SEPT. 30, 1998

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings, including this Proxy Statement, in whole or in part, the preceding Compensation Committee Report on Executive Compensation and the preceding Company Stock Performance Graph are not to be incorporated by reference into any such filings; nor are such Report or Graph to be incorporated by reference into any future filings.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     No member of the Compensation Committee is a former officer or employee of the Company or any of its subsidiaries.


      COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent (10%) of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.


     To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended September, 1998, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were properly met, with one exception: Randy C. Dennis, who joined the Company as its Vice President of Marketing and Sales in July 1998 filed a Form 3 in December 1998.



                             MEDICAL ADVISORY BOARD

     The Company has established a Medical Advisory Board comprised of individuals with expertise in fields relevant to the Company. Members of the Company's management and scientific and technical staff consult from time to time with members of the Medical Advisory Board. The current members of the Medical Advisory Board are:

     TAMARA G. BAVENDAM, M.D., is an Associate Professor of Surgery/Urology at Allegheny University of Health Sciences, Philadelphia, Pennsylvania, the Director of the Center for Pelvic Floor Disorders at the Medical College of Pennsylvania, and a member of the board of directors of the American Urogynecology Society. Dr. Bavendam is also the President of the American College of Women's Health Physicians.

     DIANE KASCHAK NEWMAN, R.N.C., M.S.N., is an adult nurse practitioner who has ten years of experience with the assessment and management of urinary incontinence. Ms. Newman is the founder and President of DKN & Associates, Inc., Chief Executive Officer and President of Access to Continence Care & Treatment, Inc., and a founder and owner of Golden Horizons, Inc., all three of which are companies devoted to various aspects of the assessment and management of urinary incontinence. Ms. Newman is Co-chairperson of the Clinical Practice Guideline of "Urinary Incontinence in the Adult" of the Agency for Health Care Policy and Research at the US Department of Health and Human Services. Ms. Newman is also the Executive Director of the Institute for Health Promotion and Research.

                              CERTAIN TRANSACTIONS

     George H. Frisch, the Company's corporate legal counsel and a shareholder of the Company, is the brother-in-law of Anthony J. Conway, Philip J. Conway and Peter R. Conway, two of whom are officers and all of whom are directors of the Company. During the fiscal year ended September 30, 1998, the Company paid to such counsel as fees and expenses approximately $71,000 for general legal services. Management believes the fees paid for the services rendered to the Company were on terms at least as favorable to the Company as could have been obtained from an unrelated party in an arm's length transaction.

     The Company entered into an agreement with Halcon Corporation ("Halcon") to purchase office furniture valued at $406,000. Payments made under this agreement were $86,000, $316,000 and $4,000 in fiscal 1996, 1997, and 1998, respectively.
Halcon Corporation is owned and managed by Peter R. Conway, who is a director of the Company and the brother of Anthony J. Conway and Philip J. Conway, who are each directors and principal officers of the Company. Management believes the amount paid and the terms of the agreement for the purchase of office furniture are at least as favorable to the Company as could have been obtained from an unrelated party in an arm's length transaction.

     The Company contracts with Petersen Blacksmith Company for the fabrication of customized, proprietary manufacturing equipment used in the Company's automated production lines. During 1998, 1997 and 1996, the Company paid Peterson Blacksmith Company the sum of $230,997, $252,161 and $12,199, respectively. Michael Petersen, the proprietor of Petersen Blacksmith Company, is the brother-in-law of a Director and Vice President, Research and Development of the Company. Management believes that the amounts paid for these customized equipment fabrication services are at least as favorable to the Company as could have been obtained from an unrelated party in an arm's length transaction.


         PROPOSAL 2: RATIFICATION OF AMENDMENT TO 1991 STOCK OPTION PLAN

     The purpose of the 1991 Stock Option Plan ("1991 Plan") is to advance the interests of the Company and its shareholders by enabling the Company to attract and retain persons of ability to perform services for the Company by providing an incentive to such individuals though equity participation in the Company and by awarding such individuals who contribute to the achievement by the Company of its economic objectives.

     The 1991 Plan was originally adopted by the Board of Directors of the Company ("Board") on April 21, 1991; and subsequently amended by them and ratified by shareholders on two separate occassions. The most recent ratification by shareholders, adopted January 16, 1997, increased the shares authorized for issuance under the Plan to 700,000.

     The 1991 Plan allows eligible employs of the Company to be granted one or more of the following (i) options to purchase Common Stock that qualify as "incentive stock options" ("Incentive Options"), within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") and (ii) options to purchase Common Stock that do not qualify as Incentive Options ("Non-Statutory Options"). Directors of the Company who are not full time employees of the Company each receive an automatic grant of a Non-Statutory Option to purchase 1,000 shares of Common Stock upon annual election or reelection by shareholders. Incentive Options and Non-Statutory Options subject to automatic grant must be granted at 100% of fair market value at the date of grant. Incentive Options and Non-Statutory Options are collectively referred to herein as "Options". No option may be issued under the Plan to any person who, upon exercise of such option, would own stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Corporation. No more than 1,000,000 shares of Common Stock may be cumulatively available for issuance under the 1991 Plan.

     The Board may suspend or terminate the 1991 Plan or any portion thereof at any time. The Board may also amend the 1991 Plan at any time, but such action may not, without the consent of the affected participants, adversely affect the rights or obligations of the participants under outstanding Options. The Board may increase the number of shares of Common Stock that will be available for issuance under the 1991 Plan, subject to shareholder approval. No amendment or modification of the 1991 Plan, without approval of the shareholders of the Company, will be effective if shareholder approval of the amendment is then required pursuant to Rule 16b(3) under the Exchange Act or any successor rule,
Section 422 of the Code, or the rules of the National Association of Securities Dealers, Inc. Unless terminated earlier, the 1991 Plan will terminate at midnight on April 20, 2001. Options outstanding at the time the 1991 Plan is terminated will continue to be exercisable in accordance with their respective terms.

     The 1991 Plan was further amended by the Board on August 6, 1998, to increase the number of shares authorized for issuance thereunder to 1,000,000 shares. The amendment of August 6, 1998, is expressly subject to the ratification by shareholders at the 1999 Annual Meeting. If shareholders do not ratify the amendment at the 1999 Annual Meeting, all options granted thereunder in excess of 700,000 shares become null and void.

     A total of 24,750 options in excess of 700,000 have been issued pursuant to the 1991 Plan since the amendment by the Board in August 1998. These options have been granted principally in connection with the initial or continuing employment of the Company's principal marketing and sales officer and significant marketing and sales employees.

     Should shareholders fail to ratify the amendment to the 1991 Plan, the Company would likely be required to compensate the employees for the loss of the options granted under the 1991 Plan in excess of 700,000 in order to retain the continuation of their services, and the Company would likely be severely constrained in its ability to attract and retain other employees necessary for the Company's continuing growth.

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR RATIFICATION OF THE AMENDMENT TO THE 1991 PLAN.


           PROPOSAL 3: RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors has appointed the firm of Ernst & Young LLP to act as principal independent accountants for the Company for the fiscal year ending September 30, 1999. This appointment will be submitted to the Company's shareholders for ratification. This firm has audited the financial statements of the Company for the fiscal year ended September 30, 1998, and for prior years, and has advised the Company that neither the firm nor any of its partners has any direct or indirect material financial interests in the Company, nor have they had any connection during the past three years with the Company, in any capacity other than that of independent accountants and auditors. Ernst & Young LLP will have representatives at the 1998 Annual Meeting who will have an opportunity to make a statement and will be available to respond to appropriate questions.

     In the event the shareholders do not ratify the appointment of Ernst & Young LLP, the selection of other independent auditors will be considered by the Board of Directors.

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP.


                  DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS

     Proposals of shareholders of the Company that are intended to be presented by such stockholders at the Company's 1999 Annual Meeting must be received no later than October 7, 1999, in order that they may be included in the proxy statement and form of proxy relating to that meeting.


                             ADDITIONAL INFORMATION

     A copy of the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1998, as filed with the Securities and Exchange Commission is furnished with this Proxy Statement. Copies of that Report are also available without charge upon written request to Rochester Medical Corporation, One Rochester Medical Drive, Stewartville, MN 55976, to the attention of Brian J. Wierzbinski, Chief Financial Officer.

     Please mark, sign, date and return promptly the enclosed proxy provided. The signing of a proxy will not prevent you from attending the meeting in person.

                                         BY ORDER OF THE BOARD OF DIRECTORS


                                         /s/ Anthony J. Conway


                                         Anthony J. Conway
                                         PRESIDENT

Dated: December 17, 1998

                          ROCHESTER MEDICAL CORPORATION

       THIS PROXY IS SOLICITED ON BEHALF OF THE MANAGEMENT OF THE COMPANY

     The undersigned, having duly received the Notice of Annual Meeting and Proxy Statement dated December 17, 1998, hereby appoints Anthony J. Conway and Philip J. Conway as Proxies (each with the power to act alone and with the power of substitution and revocation) to represent the undersigned and to vote, as designated below, all Common Shares of Rochester Medical Corporation held of record by the undersigned on December 15, 1998, at the meeting of shareholders to be held February 4, 1999, in Salon G, Minneapolis Hilton and Towers Hotel, 1001 Marquette Avenue, Minneapolis, Minnesota 55403, at 3:30 o'clock p.m. CST, and any adjournment(s) thereof.

1.  ELECTION OF   [ ] FOR all nominees listed below   [ ] WITHHOLD AUTHORITY
    DIRECTORS         (except as marked to the            to vote for all
                      contrary).                          nominees listed below.

    (INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW.)

    DARNELL L. BOEHM    ANTHONY J. CONWAY    PETER R. CONWAY    PHILIP J. CONWAY
         RICHARD D. FRYAR     ROGER W. SCHNOBRICH     BRIAN J. WIERZBINSKI

2.  PROPOSAL TO RATIFY AMENDMENT TO 1991 STOCK OPTION PLAN

                      [ ] FOR    [ ] AGAINST    [ ] ABSTAIN

3. PROPOSAL TO APPROVE ERNST & YOUNG LLP AS INDEPENDENT AUDITORS OF THE COMPANY FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 1999.

                      [ ] FOR    [ ] AGAINST    [ ] ABSTAIN

4. In their discretion, the Proxies are authorized to vote upon other business of which the Board of Directors is presently unaware and which may properly come before the meeting, and for the election of any person as a member of the Board of Directors if a nominee named in the accompanying Proxy Statement is unable to serve or for good cause will not serve. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

          (CONTINUED, AND TO BE SIGNED AND DATED, ON THE REVERSE SIDE)

                         (CONTINUED FROM THE OTHER SIDE)

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY SHALL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR AND FOR THE ADOPTION OF PROPOSALS 2 AND 3.

                                        PLEASE SIGN exactly as name appears at
                                        the left. When shares are held by joint
                                        tenants, both should sign. If signing as attorney, executor, administrator or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

                                        ________________________________________

                                        ________________________________________

                                        DATED:__________________________ , 19___


       PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING
                             THE ENCLOSED ENVELOPE.